EXHIBIT 99.1

          ITALK'S ROCKETVOIP LAUNCHES $14.95 UNLIMITED NATIONWIDE TALK
                           FOR RESIDENTIAL CUSTOMERS.

Ft. Lauderdale, Florida, May 13, 2013 - iTalk Inc. (OTCQB: TALK) (OTCBB: TALK) ("iTalk" or the "Company"), a global provider of advanced communications and mobile broadband services, is pleased to announce that its wholly owned subsidiary, RocketVoIP, Inc., has launched a new broadband VoIP phone service for its customers. The $14.95 Unlimited Nationwide Talk Plan for residential and business utilizes the latest in VoIP technology and your existing broadband internet service to deliver the highest call quality, a full set of calling features, and dramatic cost savings.

"The new $14.95 Unlimited Nationwide Talk Plan for residential and business from RocketVoIP is designed to appeal to an incredibly large potential user base that is actively looking for an easy-to-use way to reduce the cost of expensive traditional land line service and long distance charges without giving up any of their special calling features like 3-way calling, call waiting, or call hold," commented David F. Levy, Chief Executive Officer of iTalk Inc. "VoIP is rapidly gaining momentum as the number one disruptive technology in global telecommunications and we predict that this will translate into more and more broadband connected individuals and businesses making the switch away from their traditional telecom service to Voice-over-IP from RocketVoIP."

Third party independent research has indicated that the future for mobile VoIP technologies and services is extremely positive. In a recent report published by Infiniti Research Ltd., the global mobile VoIP solutions market is predicted to grow at a compounded annual growth rate of 64.6% over the period of 2011-15. Research analysts at mobile telecom specialists Juniper Research Ltd., are also very bullish about mobile VoIP. In late 2012, they released a report that predicted the mobile VoIP user base would expand to more than 1 billion by 2017.

ABOUT ROCKERVOIP $14.95 UNLIMITED NATIONWIDE TALK PLAN FOR RESIDENTIAL AND BUSINESS

Using RocketVoIP has never been easier! With RocketVoIP, you use the phone numbers you already own, and the broadband service you already have to make all your calls including long distance and international calls. RocketVoIP simply put all of these items together so that you can dial and receive calls using your broadband internet service from anyone, to anywhere, at any time!

The best part is installation is as simple as 1, 2, 3...

     1.   Plug the RocketVoIP device into your high-speed modem.
     2. Connect your telephone into your RocketVoIP device, which will automatically connect your telephone calls through your broadband service.
     3. Start making and receiving your phone calls at a fraction of the price you're currently paying!

With RocketVoIP you:

     * Can save up to 70% on your long distance and international calls - by using technology you ALREADY have!
     * You can call any working telephone or cellular number in the world - just as you could with your local phone service - but won't have to pay for local phone service ever again!
     * You manage your RocketVoIP account from anywhere - decide where your phone rings AND whether you dial your calls using your cell phone, home phone, or computer.
     * RocketVoIP also has additional features not available on traditional local phone service, including Call Hold, 3 Way Calling and more!

ABOUT ROCKETVOIP

RocketVoIP, Inc., a wholly-owned subsidiary of iTalk, Inc., is a broadband VoIP phone service provider. The Company provides unlimited international calling plans that allow you to make unlimited local calls, unlimited long distance calls, and unlimited international calls to over 100 countries. RocketVoIP lets you use your broadband to call the world. RocketVoIP customers utilize our networks of Internet gateways and other traditional networks to place long distance calls, online, at discounted rates. The Company is committed to the long-term success of its customers by providing premium, dependable, telecommunications products using its Voice over Internet Protocol (VoIP) enhanced services platform.

ABOUT ITALK

At iTalk, we are a mobile communications company using innovative and disruptive technologies to offer consumers a high quality cellular alternative while severely undercutting all major national carriers. Our lead product is the iTalk Sleeve, which when combined with an iPod Touch, our iTalk mobile app, and our aggressive pricing plans, provides consumers with a No Contract, High Voice Quality, and Lowest Price in the industry alternative to traditional cellular coverage. We will continue to search out and develop innovate products and services that will reduce consumers monthly voice and data charges while providing them with additional functionality. Through our access to an extensive network, we are able to offer nationwide voice and data coverage to 280 million people in more than 12,900 cities.

For further information regarding iTalk Inc., contact:

iTalk Inc. - Investor Relations Dept.
(888) 663-9925 (Toll-free)
E-mail: investor@italkmobility.com
Website: www.italkmobility.com

DISCLAIMER/SAFE HARBOR: Statements about the Company's future expectations and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. The above information contains information relating to the Company that is based on the beliefs of the Company and/or its management as well as assumptions made by and information currently available to the Company or its management. When used in this document, the words "anticipate," "estimate," "expect," "intend," "plans," "projects," and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company regarding future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties noted. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, intended or projected. In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, the impact of competitive services and pricing and general economic.